Page 1 – Tennant Company Reports Third Quarter 2025 Results

Tennant Company Reports Third Quarter 2025 Results

Delivered Net Sales of $303 Million

Achieved 120 bps Adjusted EBITDA Margin Expansion

Returned $28 Million to Shareholders

MINNEAPOLIS, MN (November 3, 2025)—Tennant Company ("Tennant" or the "Company") (NYSE: TNC) today reported its financial results for the quarter ended September 30, 2025.

(In millions, except per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Incr / (Decr)	2025	2024	Incr / (Decr)
Net sales	$303.3	$315.8	(4.0)%	$911.9	$957.8	(4.8)%
Net income	$14.9	$20.8	(28.4)%	$48.2	$77.1	(37.5)%
Diluted EPS	$0.80	$1.09	(26.6)%	$2.57	$4.03	(36.2)%

Adjusted diluted EPS(a)	$1.46	$1.39	5.0%	$4.07	$5.05	(19.4)%
Adjusted EBITDA(a)	$49.8	$47.9	4.0%	$141.8	$161.4	(12.1)%
Adjusted EBITDA(a) margin %	16.4%	15.2%	120 bps	15.5%	16.9%	(140 bps)

Highlights

•Delivered net sales of $303.3 million for the third quarter of 2025, reflecting a 4.0% decrease from the third quarter of 2024, or a 5.4% organic decline. The year-over-year decline was driven by volume decreases across most geographies, particularly in North America, as we lapped a $33.0 million backlog reduction. The decline was partly offset by price realization. Order rates rose 2.0% compared to the third quarter of 2024, reflecting continued customer confidence in the value and reliability of our solutions.

•Achieved Adjusted EBITDA(a) of $49.8 million, representing an increase of $1.9 million compared to the third quarter of 2024. Adjusted EBITDA(a) margin of 16.4% increased 120 basis points, driven by gross margin expansion coupled with selling and administrative ("S&A") leverage.

•Announced a 5.1% increase in the Company's quarterly cash dividend to $0.31 per share, marking the 54th consecutive year the Company has increased its annual cash dividend payout.

•Announced the launch of the T360 walk-behind scrubber as the latest addition to our mid-tier growth strategy. The T360 delivers solid cleaning performance at an economical price point ideal for tight customer budgets and simple, intuitive operation helpful to onboarding first-time users.

•Reaffirming our 2025 net sales, Adjusted EBITDA, and EPS guidance based on business outlook for the fourth quarter as we continue to manage in a dynamic demand environment amid significant macroeconomic uncertainties.

(a) See supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

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Page 2 – Tennant Company Reports Third Quarter 2025 Results
"We are pleased to report third quarter results that demonstrate the resilience of our business model even as we navigate an increasingly complex and uncertain market environment," said Dave Huml, Tennant President and Chief Executive Officer. "Net sales of $303 million reflected expected headwinds from lapping last year's significant backlog reduction, resulting in a 5.4% organic decline. We generated 2% year-over-year order growth, expanded gross margins by 30 bps despite tariff-driven inflationary headwinds, and prudently managed S&A expenses to grow adjusted EBITDA(a) margins to 16.4%, a 120-basis-point increase. Underlying business performance remains stable, though customer demand softened in some sectors, notably in North American industrial amid ongoing tariff uncertainty. We remain focused and committed to executing our enterprise growth strategies, mitigating actions to offset tariff-driven inflation, managing to customer demand dynamics and controlling for S&A expenses accordingly."

Net Sales
Consolidated net sales for the third quarter of 2025 totaled $303.3 million, a 4.0% decrease compared to consolidated net sales of $315.8 million in the third quarter of 2024. The components of the consolidated net sales change were as follows:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2025 vs. 2024
Price	2.8%	1.5%
Volume	(8.2)%	(6.4)%
Organic decline	(5.4)%	(4.9)%
Acquisitions	—%	0.1%
Foreign currency	1.4%	—%
Total	(4.0)%	(4.8)%

Organic Sales
Organic sales, which exclude the effects of foreign currency and acquisitions, decreased 5.4% in the third quarter compared to the prior year. This decrease was driven by volume declines across geographies, partly offset by price realization.

	Three Months Ended September 30, 2025				Nine Months Ended September 30, 2025
	Americas	EMEA	APAC	Total	Americas	EMEA	APAC	Total
Organic sales decline	(7.0)%	(0.4)%	(6.4)%	(5.4)%	(6.4)%	(0.4)%	(6.3)%	(4.9)%

Americas(b): The 7.0% decrease in the third quarter was primarily driven by volume declines in North America, a result of lapping a significant backlog-reduction benefit in the prior-year period. This was partly offset by price realization.

EMEA(c): The 0.4% decrease in the third quarter reflected mixed regional performance with volume declines in certain markets partly offset by strong performance in the UK and southern Europe, and price realization.

APAC(d): The 6.4% decrease in the third quarter was primarily due to decreased commercial equipment volume in China and industrial equipment volume in South Korea.

(a) See supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.
(b) Includes North America and Latin America.
(c) Includes Europe, the Middle East, and Africa.
(d) Includes China, Australia, Japan, and other Asian markets.
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Page 3 – Tennant Company Reports Third Quarter 2025 Results
Operating Results
The gross profit margin of 42.7% in the third quarter of 2025 was 30 basis points higher compared to the third quarter of 2024. The margin rate improved primarily due to strong price realization from strategic pricing actions, supplemented by additional tariff-related pricing adjustments. This was partially offset by lower productivity due to volume decreases.

S&A expense totaled $96.6 million in the third quarter of 2025, a $3.9 million increase compared to the third quarter of 2024. The increase in S&A expense was primarily driven by $5.3 million of legal contingency costs related to an intellectual property dispute, $6.7 million associated with our strategic investments, and $1.3 million in restructuring costs. The increase was partially offset by cost savings realized through lower variable compensation and reduced payroll expense following the restructuring actions executed at the end of the prior year. When excluding non-GAAP costs, Adjusted S&A(a) as a percentage of net sales decreased to 27.5% in the third quarter of 2025, compared to 28.1% in the third quarter of 2024.

Adjusted EBITDA(a) was $49.8 million in the third quarter of 2025, compared to $47.9 million in the prior-year period. The increase in Adjusted EBITDA(a) was primarily due to gross margin expansion coupled with S&A leverage. Adjusted EBITDA margin(a) for the third quarter of 2025 was 16.4%, up 120 basis points compared to 15.2% in the prior-year period.

Net income was $14.9 million in the third quarter of 2025, compared to $20.8 million in the third quarter of 2024. Adjusted net income(a) was $27.3 million in the third quarter of 2025, an increase of $0.7 million compared to the third quarter of 2024. The increase was primarily driven by strong operating performance from gross margin expansion coupled with S&A leverage.

Adjusted diluted EPS(a) was $1.46 in the third quarter of 2025, compared to $1.39 in the third quarter of 2024. The increase was driven equally by improved operating performance and share accretion.

Cash Flow, Liquidity and Capital Allocation
Tennant generated $28.7 million of cash flow for operating activities during the third quarter of 2025, a $2.0 million decrease compared to the prior-year period. Operating cash flow in the third quarter of 2025 was impacted by investments in our ERP project as well as working capital investments and lower operating performance. Tennant generated free cash flow(a) of $22.3 million in the third quarter of 2025, which included investments in our ERP project of $14.0 million. When excluding ERP investments, the Company converted 183.3% of net income to free cash flow in the third quarter of 2025.

Liquidity remained strong with a balance of $99.4 million in cash and cash equivalents at the end of the third quarter, and $409.3 million of unused borrowing capacity under the Company's revolving credit facility.

The Company continues to strategically deploy cash flow to meet operational capital requirements and to return capital to shareholders in alignment with its capital allocation priorities. During the third quarter of 2025, the Company invested $6.4 million in capital expenditures and returned $28.0 million to shareholders through dividends and share repurchases. The Company remains diligent in managing its debt and maintaining a strong balance sheet. The Company's net leverage ratio was 0.69 times Adjusted EBITDA.(a)(e)

(a) See supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.
(e) Net leverage is based on the midpoint of the 2025 guidance range.

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Page 4 – Tennant Company Reports Third Quarter 2025 Results
2025 Guidance
As we enter the final quarter of 2025, we continue to face macroeconomic volatility and escalating tariff pressures. While tariff impacts are expected to increase modestly compared to mid-year estimates, our strategic initiatives position us to substantially neutralize tariff-driven inflation. Despite demand softness in the third quarter, particularly within industrial sales in the Americas, we remain well-positioned to deliver full-year net sales within our $1.210 billion to $1.250 billion guidance, buoyed by strong fourth-quarter momentum, strategic account expansion, and breakthrough products including the Z50 Citadel™ Outdoor Sweeper and X6 ROVR. It is important to note that while we expect to meet our overall net sales target, we now project organic growth to be marginally below our (1)% to (4)% guidance,, as a more significant contribution from favorable foreign currency movements is expected to offset increased pressure on organic net sales.

Rigorous cost management across gross margin and S&A will underpin our path to Adjusted EBITDA of $196 million to $209 million, with expectations toward the lower end of this range. While the fourth quarter will deliver sequential and year-over-year margin improvement, the margin headwinds absorbed in the first half create a structural headwind to full-year expansion.

(In millions, except per share data)	2025 Guidance Ranges
Net sales	$1,210 - $1,250
Organic net sales decline	(3.0)% - (5.0)%
Diluted net income per share	$3.80 - $4.30
Adjusted diluted net income per share**	$5.70 - $6.20
Adjusted EBITDA**	$196 - $209
Adjusted EBITDA margin**	16.2% - 16.7%
Capital expenditures	~$20
Adjusted effective tax rate**	23% - 27%

**Excludes ERP modernization costs, other certain nonoperational items and amortization expense.

Conference Call
Tennant will host a conference call to discuss its 2025 third quarter results on November 4, 2025, at 9 a.m. Central Time (10 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the overview page. A replay of the conference call, with slides, will be available at investors.tennantco.com.

Company Profile
Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.29 billion in 2024 and has approximately 4,500 employees. Tennant has manufacturing operations throughout the world and sells products directly in more than 21 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

Forward-Looking Statements
Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets the Company serves. Particular risks and uncertainties presently facing it include: geopolitical and economic uncertainty throughout the world; our ability to comply with
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Page 5 – Tennant Company Reports Third Quarter 2025 Results
global laws and regulations; changes in foreign currency exchange rates; our ability to adapt to customer pricing sensitivities; the competition in our business; fluctuations in the cost, quality or availability of raw materials and purchased components; our ability to adjust pricing to respond to cost pressures; unforeseen product liability claims or product quality issues; our ability to attract, retain and develop key personnel and create effective succession planning strategies; our ability to effectively develop and manage strategic planning and growth processes and the related operational plans; our ability to successfully upgrade and evolve our information technology systems; our ability to successfully protect our information technology systems from cybersecurity risks; complications with our new ERP system; the occurrence of a significant business interruption; our ability to maintain the health and safety of our workers; our ability to integrate acquisitions; our ability to develop and commercialize new innovative products and services; and risks related to our business transformation and strategic initiatives.

The Company cautions that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Information about factors that could materially affect the Company's results can be found in its 2024 Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised to consult any further disclosures by the Company in its filings with the Securities and Exchange Commission and in other written statements on related subjects. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or nonoperational nature (hereinafter referred to as “special items”). Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

The Company believes that disclosing selling and administrative (“S&A”) expense – as adjusted, S&A expense as a percent of net sales – as adjusted, operating income – as adjusted, operating margin – as adjusted, income before income taxes – as adjusted, income tax expense – as adjusted, net income – as adjusted, net income per diluted share – as adjusted, EBITDA – as adjusted, and EBITDA margin – as adjusted (collectively, the “Non-GAAP measures”), excluding the impacts from special items, is useful to investors as a measure of operating performance. The Company uses these measures to monitor and evaluate operating performance. The Non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). The Company calculates the Non-GAAP measures by adjusting for legal contingency costs, ERP modernization costs, restructuring-related costs, transaction-related costs and amortization expense. The Company calculates income tax expense – as adjusted by adjusting for the tax effect of these Non-GAAP measures. The Company calculates net income per diluted share – as adjusted by adjusting for the after-tax effect of these Non-GAAP measures and dividing the result by the diluted weighted average shares outstanding. The Company calculates EBITDA margin – as adjusted by dividing EBITDA – as adjusted by net sales.

INVESTOR RELATIONS CONTACT:

Lorenzo Bassi
Vice President, Finance and Investor Relations
investors@tennantco.com
763-540-1242
FINANCIAL TABLES FOLLOW
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Page 6 – Tennant Company Reports Third Quarter 2025 Results
TENNANT COMPANY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except shares and per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$303.3	$315.8	$911.9	$957.8
Cost of sales	173.9	182.0	528.4	543.8
Gross profit	129.4	133.8	383.5	414.0
Selling and administrative expense	96.6	92.7	281.0	275.5
Research and development expense	10.5	10.5	30.0	31.8
Operating income	22.3	30.6	72.5	106.7
Interest expense, net	(2.4)	(2.7)	(6.9)	(7.5)
Net foreign currency transaction (loss) gain	—	(0.4)	(1.0)	0.1
Other (expense) income, net	(0.5)	—	(0.7)	0.2
Income before income taxes	19.4	27.5	63.9	99.5
Income tax expense	4.5	6.7	15.7	22.4
Net income	$14.9	$20.8	$48.2	$77.1

Net income per share
Basic	$0.81	$1.11	$2.60	$4.10
Diluted	$0.80	$1.09	$2.57	$4.03

Weighted average shares outstanding
Basic	18,314,488	18,810,267	18,507,222	18,790,824
Diluted	18,547,724	19,093,873	18,722,253	19,120,455
GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Americas	$203.6	$218.7	(6.9)%	$614.4	$662.1	(7.2)%
Europe, Middle East and Africa	80.5	76.3	5.5%	241.2	234.6	2.8%
Asia Pacific	19.2	20.8	(7.7)%	56.3	61.1	(7.9)%
Total	$303.3	$315.8	(4.0)%	$911.9	$957.8	(4.8)%
(1) Net of intercompany sales.
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Page 7 – Tennant Company Reports Third Quarter 2025 Results
TENNANT COMPANY
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except shares and per share data)	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$99.4	$99.8
Receivables, less allowances of $8.1 and $7.1, respectively	249.3	259.1
Inventories	205.9	183.8
Prepaid and other current assets	43.7	33.9
Total current assets	598.3	576.6
Property, plant and equipment, less accumulated depreciation of $351.2 and $310.9, respectively	192.1	184.4
Operating lease assets	54.7	54.6
Goodwill	208.3	185.6
Intangible assets, net	55.9	58.7
Other assets	147.6	130.2
Total assets	$1,256.9	$1,190.1
LIABILITIES AND EQUITY
Current portion of long-term debt	$0.4	$1.3
Accounts payable	110.6	126.9
Employee compensation and benefits	48.9	53.1
Other current liabilities	121.6	110.9
Total current liabilities	281.5	292.2
Long-term debt	238.3	198.2
Long-term operating lease liabilities	34.3	36.3
Employee benefits	14.9	13.5
Deferred income taxes	1.2	4.9
Other liabilities	44.0	22.9
Total long-term liabilities	332.7	275.8
Total liabilities	$614.2	$568.0
Common Stock, $0.375 par value; 60,000,000 shares authorized; 18,259,632 and 18,849,456 shares issued and outstanding, respectively	6.9	7.1
Additional paid-in capital	26.6	76.7
Retained earnings	641.5	609.7
Accumulated other comprehensive loss	(34.1)	(72.7)
Total Tennant Company shareholders' equity	640.9	620.8
Noncontrolling interest	1.8	1.3
Total equity	642.7	622.1
Total liabilities and total equity	$1,256.9	$1,190.1
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Page 8 – Tennant Company Reports Third Quarter 2025 Results
TENNANT COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Nine Months Ended September 30,
	2025	2024
OPERATING ACTIVITIES
Net income	$48.2	$77.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	33.2	29.6
Amortization expense	10.2	11.4
Deferred income tax benefit	10.1	(1.8)
Share-based compensation expense	8.6	9.4
Bad debt and returns expense	4.4	1.8
Other, net	0.5	0.5
Changes in operating assets and liabilities:
Receivables	11.5	(12.3)
Inventories	(24.3)	(35.7)
Accounts payable	(16.1)	17.9
Employee compensation and benefits	(6.8)	(8.1)
Other assets and liabilities	(28.7)	(37.6)
Net cash provided by operating activities	50.8	52.2
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(17.2)	(11.5)
Proceeds from sale of property, plant and equipment	1.5	—
Purchase of investment	—	(32.1)
Payments made in connection with business acquisition, net of cash acquired	(3.2)	(25.7)
Investment in leased assets	(0.3)	(0.4)
Cash received from leased assets	0.9	0.6
Net cash used in investing activities	(18.3)	(69.1)
FINANCING ACTIVITIES
Proceeds from borrowings	40.0	40.0
Repayments of borrowings	(0.8)	(32.5)
Payment of debt financing costs	—	(2.2)
(Repurchases) proceeds from exercise of stock options, net of employee tax withholdings obligations of $3.0 and $3.8, respectively	(2.5)	19.6
Repurchases of common stock	(56.3)	(17.1)
Dividends paid	(16.4)	(15.9)
Net cash (used in) provided by financing activities	(36.0)	(8.1)
Effect of exchange rate changes on cash and cash equivalents	3.1	(0.8)
Net decrease in cash and cash equivalents	(0.4)	(25.8)
Cash and cash equivalents at beginning of period	99.8	117.1
Cash and cash equivalents at end of period	$99.4	$91.3
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Page 9 – Tennant Company Reports Third Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Net Income and Net Income Per Share

(In millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income - as reported	$14.9	$20.8	$48.2	$77.1
Adjustments:
Amortization expense	2.5	2.6	7.5	8.4
Restructuring-related charge (S&A expense) (2)	1.0	—	1.8	0.4
ERP modernization costs (S&A expense) (3)	4.9	2.5	14.5	7.0
Transaction and integration-related costs (S&A expense) (4)	—	0.7	—	3.6
Legal contingency costs (S&A expense) (5)	4.0	—	4.3	—
Net income - as adjusted	$27.3	$26.6	$76.3	$96.5

Net income per share - as reported:
Diluted	$0.80	$1.09	$2.57	$4.03
Adjustments:
Amortization expense	0.13	0.14	0.40	0.44
Restructuring-related charge (S&A expense) (2)	0.06	—	0.10	0.02
ERP modernization costs (S&A expense) (3)	0.26	0.13	0.77	0.37
Transaction and integration-related costs (S&A expense) (4)	—	0.04	—	0.19
Legal contingency costs (S&A expense) (5)	0.21	—	0.23	—
Net income per diluted share - as adjusted	$1.46	$1.39	$4.07	$5.05
(2) Restructuring expenses reflect our ongoing global reorganization efforts to align our expense structure with key strategic initiatives and long-term business objectives.
(3) Enterprise Resource Planning (ERP) modernization initiative investment. Represents the expense component of our broader ERP investment, excluding capitalized costs. This investment is expected to drive future operational efficiencies across the organization.
(4) Due diligence and integration costs associated with the acquisition of TCS, and costs associated with the investment in Brain Corp, Inc.
(5) Incremental expense associated with the legal settlement accrual related to the Oxygenator Water Technologies, Inc. (OWT) intellectual property dispute regarding ec-H2O™ technology, as described in Note 12, Commitments and Contingencies, of the 2025 Form 10-Q.
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Page 10 – Tennant Company Reports Third Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income - as reported	$14.9	$20.8	$48.2	$77.1
Less:
Interest expense, net	2.4	2.7	6.9	7.5
Income tax expense	4.5	6.7	15.7	22.4
Depreciation expense	11.3	10.1	33.2	29.6
Amortization expense	3.4	3.6	10.2	11.4
EBITDA	36.5	43.9	114.2	148.0
Adjustments:
Restructuring-related charge (S&A expense) (2)	1.3	—	2.5	0.6
ERP modernization costs (S&A expense) (3)	6.7	3.3	19.4	9.2
Transaction and integration-related costs (S&A expense) (4)	—	0.7	—	3.6
Legal contingency costs (S&A expense) (5)	5.3	—	5.7	—
EBITDA - as adjusted	$49.8	$47.9	$141.8	$161.4
EBITDA margin - as adjusted	16.4%	15.2%	15.5%	16.9%

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Page 11 – Tennant Company Reports Third Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Selling and Administrative Expense (S&A expense) and Operating Income

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
S&A expense - as reported	$96.6	$92.7	$281.0	$275.5
S&A expense as a percent of net sales - as reported	31.8%	29.4%	30.8%	28.8%
Adjustments:
Restructuring-related charge (S&A expense) (2)	(1.3)	—	(2.5)	(0.6)
ERP modernization costs (S&A expense) (3)	(6.7)	(3.3)	(19.4)	(9.2)
Transaction and integration-related costs (S&A expense) (4)	—	(0.7)	—	(3.6)
Legal contingency costs (S&A expense) (5)	(5.3)	—	(5.7)	—
S&A expense - as adjusted	$83.3	$88.7	$253.4	$262.1
S&A expense as a percent of net sales - as adjusted	27.5%	28.1%	27.8%	27.4%

Operating income - as reported	$22.3	$30.6	$72.5	$106.7
Operating margin - as reported	7.4%	9.7%	8.0%	11.1%
Adjustments:
Restructuring-related charge (S&A expense) (2)	1.3	—	2.5	0.6
ERP modernization costs (S&A expense) (3)	6.7	3.3	19.4	9.2
Transaction and integration-related costs (S&A expense) (4)	—	0.7	—	3.6
Legal contingency costs (S&A expense) (5)	5.3	—	5.7	—
Operating income - as adjusted	$35.6	$34.6	$100.1	$120.1
Operating margin - as adjusted	11.7%	11.0%	11.0%	12.5%
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Page 12 – Tennant Company Reports Third Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Income Before Income Taxes and Income Tax Expense

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Income before income taxes - as reported	$19.4	$27.5	$63.9	$99.5
Adjustments:
Amortization expense	3.4	3.6	10.2	11.4
Restructuring-related charge (S&A expense) (2)	1.3	—	2.5	0.6
ERP modernization costs (S&A expense) (3)	6.7	3.3	19.4	9.2
Transaction and integration-related costs (S&A expense) (4)	—	0.7	—	3.6
Legal contingency costs (S&A expense) (5)	5.3	—	5.7	—
Income before income taxes - as adjusted	$36.1	$35.1	$101.7	$124.3

Income tax expense - as reported	$4.5	$6.7	$15.7	$22.4
Effective tax rate - as reported	23.2%	24.4%	24.6%	22.5%
Adjustments (6):
Amortization expense	0.9	1.0	2.7	3.0
Restructuring-related charge (S&A expense) (2)	0.3	—	0.7	0.2
ERP modernization costs (S&A expense) (3)	1.8	0.8	4.9	2.2
Legal contingency costs (S&A expense) (5)	1.3	—	1.4	—
Income tax expense - as adjusted	$8.8	$8.5	$25.4	$27.8
Effective tax rate - as adjusted	24.4%	24.2%	25.0%	22.4%
(6) In determining the tax impact, we applied the statutory rate in effect for each jurisdiction where income or expenses were generated.
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Page 13 – Tennant Company Reports Third Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Free Cash Flow Conversion

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income - as reported	$14.9	$20.8	$48.2	$77.1
Adjustments:
ERP modernization costs (S&A expense) (3)	4.9	2.5	14.5	7.0
Net income - as adjusted	$19.8	$23.3	$62.7	$84.1

Cash provided by operating activities - as reported	$28.7	$30.7	$50.8	$52.2
Less:
Capital expenditures	(6.4)	(4.3)	(17.2)	(11.5)
Free cash flow (7)	$22.3	$26.4	$33.6	$40.7
Adjustments:
ERP modernization spend	14.0	9.4	42.4	25.6
Free cash flow - as adjusted	$36.3	$35.8	$76.0	$66.3

Net income to free cash flows conversion	183.3%	153.6%	121.2%	78.8%
(7) Free Cash Flow reflects cash provided by operating activities less capital expenditures.
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